Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR SALES AND EPS
New York, NY February 28, 2007 – Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.71 for the fourth quarter 2006 compared to diluted EPS of $0.74 for the fourth quarter 2005. Net sales for the fourth quarter 2006 were $1.329 billion, an increase of 10.8% from the comparable 2005 period.
Adjusted diluted EPS for the fourth quarter 2006 were $0.94. These results are in line with the Company’s previously announced adjusted diluted EPS guidance of $0.94 — $0.99 and are adjusted to exclude the impact of a $0.23 reduction in EPS associated with the expenses resulting from the Company’s previously announced plans to streamline its operations and redeploy resources to more efficiently manage its multi-brand, multi-channel and multi-geography portfolio.
For the full year 2006, diluted EPS were $2.46 compared to diluted EPS of $2.94 for the comparable 2005 period. Net sales for the full year 2006 were $4.994 billion, an increase of 3.0% from the comparable 2005 period.
Adjusted diluted EPS for the full year 2006 were $2.99. These results are adjusted to exclude the impact of a $0.53 reduction in EPS associated with the expenses resulting from the Company’s streamlining initiatives.
The Company believes that the adjusted results for the quarter and full year in this release provide a more meaningful comparison of its operational and financial performance. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne, said: “Although the environment was challenging in the fourth quarter, we generated adjusted EPS in line with our previously announced estimates. While net sales grew at a double-digit pace, with strong increases in retail and wholesale non-apparel, operating income was impacted by our streamlining initiatives. Our balance sheet and cash flow remain strong. Our total debt to total capital ratio was 21.8% at year end and we generated $394 million of cash flow from operations in 2006, providing us with significant financial flexibility to pursue multiple strategies to increase shareholder value.”
Mr. McComb continued, “Since joining in November, I have been extremely impressed by the tremendous talent I have found throughout the Liz Claiborne organization, as well as the

Company’s ability to successfully leverage its multiple brands, channels, and geographies to operate as both a wholesaler and a specialty retailer in a challenging retail environment. In 2007, we will build on our strengths to further enhance our long-term profitability and our competitive edge. We are currently conducting a review of our operations to assess options to best allocate our resources to those businesses with the maximum potential for growth in sales and earnings. We have already begun to identify additional streamlining and reinvestment opportunities, focusing on our wholesale and corporate expense structure and on the refinement of our retail portfolio. We are prepared to commit the resources necessary to achieve our objectives. Rest assured, our business is quite solid and during this process, we will continue to capitalize on opportunities to grow our sales and earnings.”
Mr. McComb concluded, “Looking ahead, we intend to focus on four important business drivers - first and foremost, consistently creating irresistible product for our brands, building buzz and brand loyalty, evolving our supply chain capability to improve our competitive advantage, and focusing on talent. We look forward to sharing more of our plans with the investment community in the coming months.”
The Company will sponsor a conference call today at 10:00 am EST to discuss its fourth quarter and full year 2006 results. The dial-in number is 800-690-3108 with passcode 8374970. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, March 14, 2007. Additional information on the results of our operations is available on Form 10-K for the 2006 fiscal year, which will be filed today with the Securities and Exchange Commission.
EXECUTIVE SUMMARY
•	Net sales in the fourth quarter increased 10.8% to $1.329 billion and increased 3.0% for the full year to $4.994 billion. Net sales for our business segments are provided below:
—	Wholesale Apparel segment sales increased 5.6% in the fourth quarter to $683 million and decreased 2.1% to $2.885 billion for the full year.

—	Wholesale Non-Apparel segment sales increased 16.8% in the fourth quarter to $204 million and increased 7.8% to $702 million for the full year.

—	Retail segment sales increased 16.8% in the fourth quarter to $429 million and increased 12.8% to $1.362 billion for the full year.

—	Corporate net sales, primarily consisting of licensing revenue, were $12 million in the fourth quarter, compared to $10 million in 2005 and were $46 million for the full year, compared to $42 million in 2005.
•	Operating income in the fourth quarter was $123 million (9.3% of net sales) compared to $130 million (10.8% of net sales) in 2005. Operating income for the full year was $436 million (8.7% of net sales) compared to $525 million (10.8% of net sales) in 2005. Adjusted operating income in the fourth quarter, excluding the costs associated with our streamlining activities, was $160 million (12.0% of net sales) and $523 million (10.5% of net sales) for the full year. Operating income for our business segments are provided below:
—	Wholesale Apparel operating income in the fourth quarter was $41 million (6.0% of net sales), compared to $53 million (8.2% of net sales) in 2005. Wholesale Apparel operating income for the full year was $254 million (8.8% of net sales), compared to $324 million (11.0% of net sales) in 2005. Adjusted wholesale apparel operating income in the fourth quarter was $62 million (9.1% of net sales) and $306 million (10.6% of net sales) for the full year.

—	Wholesale Non-Apparel operating income in the fourth quarter was $34 million (16.6% of sales), compared to $26 million (14.8% of net sales) in 2005. Wholesale Non-apparel operating income for the full year was $103 million (14.7% of net sales), compared to $102 million (15.6% of net sales) in 2005. Adjusted wholesale non-apparel operating income in the fourth quarter was $34 million (16.8% of net sales) and $109 million (15.6% of net sales) for the full year.

—	Retail operating income in the fourth quarter was $38 million (8.8% of net sales), compared to $44 million (11.9% of net sales) in 2005. Retail operating income for the full year was $41 million (3.0% of net sales), compared to $68 million (5.6% of net sales) in 2005. Adjusted retail operating income in the fourth quarter was $53 million (12.3% of net sales) and $70 million (5.1% of net sales) for the full year. We increased our adjusted operating margins significantly in our U.S. specialty retail business in the fourth quarter as we continue to build scale and execute our multi-brand retail expansion strategy.

—	Corporate operating income, primarily consisting of licensing income, was $11 million in the fourth quarter, compared to $8 million in 2005 and was $37 million for the full year, compared to $32 million in 2005.
•	Global net sales for our key brands across all segments were as follows:
—	Net sales in the fourth quarter in our Mexx brand increased 9% compared to last year (a 2% increase excluding the impact of foreign currency exchange rates), primarily driven by increases in Canadian retail. Net sales for the full year increased 9% compared to the prior year (an 8% increase excluding the impact of foreign currency exchange rates).

—	Net sales in the fourth quarter in our Liz Claiborne brand increased 4% compared to last year, primarily due to increases in wholesale apparel. Net sales for the full year decreased 9% compared to the prior year.

—	Net sales in the fourth quarter for Lucky Brand increased 37% compared to last year, primarily driven by increases in wholesale apparel and retail. We opened 29 net Lucky Brand specialty stores in 2006 and ended the year with 135 stores. Net sales for the full year increased 20% compared to the prior year.

—	Net sales in the fourth quarter in our Juicy Couture brand increased 106% compared to last year, primarily driven by the launch of our new fragrance in addition to increases in wholesale apparel, wholesale non-apparel and retail. We opened 15 Juicy Couture specialty stores in 2006 and ended the year with 18 stores. Net sales for the full year increased 30% compared to the prior year.
•	Expenses, savings and reinvestment associated with our previously announced streamlining initiatives are as follows:
—	Streamlining expenses were $37 million in the fourth quarter of 2006 and $87 million for the full year.

—	Savings associated with these initiatives were $9 million in the fourth quarter of 2006 and $31 million for the full year.

—	Reinvestment associated with these initiatives was $6 million in the fourth quarter of 2006 and $15 million for the full year.
•	We ended the quarter with $195 million in cash and marketable securities and with $593 million of debt outstanding. Our total debt to total capital ratio was 21.8% at year-end compared to 18.9% in 2005, primarily reflecting the impact of the December 2006 acquisition of Kate Spade.

•	Inventories increased 10.7% to $593 million, at year-end 2006 compared to year-end 2005, primarily due to new business initiatives and the expansion of our specialty retail business. The impact of foreign currency exchange rates increased inventories by $15 million, or 2.8%, at year-end 2006.

•	Cash flow from operations for the full year 2006 was $394 million.

•	We repurchased 4.7 million shares in 2006 for a total cost of $174 million, an average cost of $37.13 per share. The current program currently has $229 million of authorization remaining.
FOURTH QUARTER RESULTS
Overall Results
Net sales for the quarter increased 10.8% to $1.329 billion. The addition of $19 million of sales from our Prana (acquired November 2005), Mac & Jac (acquired January 2006) and Kate Spade (acquired December 2006) businesses increased net sales by approximately 1.6% during the quarter. The impact of foreign currency exchange rates in our international businesses increased net sales by approximately 1.8% during the quarter.
Gross profit as a percent of net sales increased to 48.6% in 2006 from 48.0% in 2005, primarily reflecting an increased gross profit rate in our retail segment and the impact of a changing mix within our portfolio, partially offset by a decreased gross profit rate in our wholesale segments. The change in mix primarily reflects an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average.
Selling, General & Administrative expenses (“SG&A”) as a percent of net sales was 39.4%, compared to 37.2% in the fourth quarter of 2005, primarily reflecting the expenses associated with our streamlining activities and the impact of a changing mix within our portfolio, partially offset by the impact of reduced incentive compensation expense. The change in mix primarily reflects an increased proportion of expenses from our retail segment, which runs at a higher SG&A rate than the Company average, and a decreased proportion of expenses from our wholesale apparel segment, which runs at a lower SG&A rate than the Company average.
Operating income was $123 million (9.3% of net sales) in 2006 compared to $130 million (10.8% of net sales) in 2005. The impact on operating income of foreign currency exchange rates in our international businesses was immaterial. Adjusted operating income, excluding the costs associated with our streamlining activities, was $160 million (12.0% of net sales).
The Company’s effective tax rate in the fourth quarter of 2006 was 37.4% compared to 35.4% in the fourth quarter of 2005. Taxes on earnings were affected by the impact of discrete tax events as well as a shift in earnings to jurisdictions with higher statutory tax rates.
Net income in the fourth quarter of 2006 decreased to $73 million, or 5.5% of net sales, from $78 million, or 6.5% of net sales, in the fourth quarter of 2005. Diluted EPS decreased 4.1% to $0.71 in 2006 from $0.74 in 2005. Adjusted diluted EPS in 2006, excluding the expenses associated with our streamlining activities, were $0.94.
Segment Highlights
Wholesale Apparel
Net sales increased 5.6% to $683 million primarily due to increases in our Lucky Brand, Juicy Couture, Liz Claiborne and licensed DKNY® Jeans women’s businesses, the inclusion of $12 million of sales from our acquired Prana and Mac & Jac businesses and the $10 million impact of foreign currency exchange rates in our international businesses, partially offset by decreases in our Sigrid Olsen, Crazy Horse and Villager businesses.
Operating income was $41 million (6.0% of net sales) compared to $53 million (8.2% of net sales) in 2005, principally reflecting expenses associated with our streamlining initiatives and decreased profits in our Mexx Europe and Sigrid Olsen businesses, partially offset by increased profits in our Liz Claiborne, Lucky Brand, Juicy Couture and Enyce businesses. Excluding the $21 million of expenses associated with our streamlining initiatives, adjusted wholesale apparel operating income was $62 million (9.1% of net sales).
Wholesale Non-Apparel
Net sales increased 16.8% to $204 million as a result of increases in our accessories and cosmetics businesses. Our accessories sales were driven by increases in our department store handbag, Juicy Couture and Lucky Brand businesses, partially offset by decreases in our department store jewelry businesses. Our cosmetics sales were primarily driven by the launch of our new Juicy Couture fragrance in addition to increases in our Lucky Brand fragrance, partially offset by decreased off-price sales. The impact on net sales of foreign currency exchange rates in our international businesses was immaterial.
Operating income was $34 million (16.6% of net sales) in 2006 compared to $26 million (14.8% of net sales) in 2005, principally reflecting increased profits in our Juicy Couture and Lucky Brand accessories businesses. Excluding the expenses associated with our streamlining initiatives, adjusted wholesale non-apparel operating margin was 16.8% of net sales.
Retail
Net sales increased 16.8% to $429 million as a result of the net addition over the last 12 months of 45 specialty retail and 12 outlet stores, reflecting in part the opening of 33 Lucky Brand, 16 Sigrid Olsen and 15 Juicy Couture specialty retail stores, and 14 Liz Claiborne and 8 Mexx outlet stores in the United States, Canada and Europe, in addition to the inclusion of $5 million of sales from our acquired Kate Spade and Mac & Jac businesses. The impact of foreign currency exchange rates increased net sales by $13 million. Total company comparable store net sales increased by 1.8%. We ended the quarter with a total of 399 specialty retail stores, 336 outlet stores and 625 international concession stores.
U.S. specialty net sales increased 46.1% compared to last year, primarily driven by the addition of new stores and strong comparable store net sales in our Juicy Couture and Lucky Brand formats. U.S. specialty comparable store net sales were up 8.4% overall. U.S. outlet net sales increased 0.6% and comparable store net sales decreased 3.0%. Total Europe net sales (including specialty, outlet and concession) increased 9.7% compared to last year (a 1.2% increase excluding the impact of foreign currency exchange rates). Total Europe company-owned comparable store net sales decreased 1.5%, excluding the impact of foreign currency exchange rates. Total Canada net sales (including specialty and outlet) increased 25.3% compared to last year, (a 21.6% increase excluding the impact of foreign currency exchange rates). Total Canada comparable store net sales increased 7.2%, excluding the impact of foreign currency exchange rates, driven by a strong performance in our Mexx specialty format.
Operating income was $38 million (8.8% of net sales) in 2006 compared to operating income of $44 million (11.9% of net sales) in 2005, principally reflecting decreased profits in our European retail business and expenses associated with our streamlining initiatives, partially offset by increased profits in our U.S. specialty business.
Excluding the $15 million of expenses associated with our streamlining initiatives, adjusted retail operating income was $53 million (12.3% of net sales). We increased our adjusted operating margins significantly in our U.S. specialty retail business in the fourth quarter as we continue to build scale and execute our multi-brand retail expansion strategy.
Corporate
Corporate net sales, consisting of licensing revenue, were $12 million, compared to $10 million in 2005. Corporate operating income, primarily consisting of licensing income, was $11 million in 2006 compared to $8 million in 2005.
FULL YEAR RESULTS
Net sales for the full year 2006 increased 3.0% to $4.994 billion. The addition of $74 million of sales from our acquired Prana, Mac & Jac and Kate Spade businesses increased net sales by approximately 1.5% for the full year. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar in our international businesses, increased net sales by approximately $28 million, or 0.6%, for the full year.
Gross profit as a percent of net sales increased to 47.8% in 2006 from 47.4% in 2005, reflecting the impact of a changing mix within our portfolio, partially offset by a decreased gross profit rate in our wholesale non-apparel segment and the impact of the $12 million (0.3% of net sales) reimbursement in 2005 from a customer of improperly collected markdown allowances. The change in mix primarily reflects an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average.
Selling, General & Administrative expenses (“SG&A”) as a percent of net sales was 39.1%, compared to 36.6% in 2005, primarily reflecting the expenses associated with our streamlining activities and the impact of a changing mix within our portfolio, partially offset by the impact of reduced incentive compensation expense. The change in mix primarily reflects an increased proportion of expenses from our retail segment, which runs at a higher SG&A rate than the Company average, and a decreased proportion of expenses from our wholesale apparel segment, which runs at a lower SG&A rate than the Company average.
Operating income was $436 million (8.7% of net sales) in 2006 compared to $525 million (10.8% of net sales) in 2005. The decrease is primarily attributable to $87 million of expenses associated with our streamlining initiatives, the $12 million reimbursement in 2005 from a customer of improperly collected markdown allowances, $8 million in incremental expenses resulting from the impact of FASB 123R and the shift in equity compensation as well as the impact of reduced wholesale apparel sales, partially offset by decreased wholesale and corporate expenses. Operating income increased by $2 million in 2006 due to the impact of foreign currency exchange rates in our international businesses. Adjusted operating income was $523 million (10.5% of net sales) in 2006.
The Company’s effective tax rate for the full year 2006 increased to 37.4% compared to 35.4% for the full year 2005. Taxes on earnings were affected by the impact of discrete tax events as well as a shift in earnings to jurisdictions with higher statutory tax rates.

Net income for the full year 2006 decreased to $255 million, or 5.1% of net sales, from $317 million, or 6.5% of net sales, for the full year 2005. Diluted earnings per common share decreased 16.3% to $2.46. Excluding the expenses associated with our streamlining activities, adjusted diluted EPS for the full year 2006 were $2.99. Diluted earnings per common share in 2005 included the $0.07 impact of the reimbursement from a customer of improperly collected markdown allowances.
FORWARD OUTLOOK
We are currently conducting a review of our operations to assess options to best allocate our resources to those businesses with the maximum potential for growth in sales and earnings. We have already begun to identify additional streamlining and reinvestment opportunities, focusing on our wholesale and corporate expense structure and on the refinement of our retail portfolio.
In light of this ongoing review, we will not be providing 2007 guidance at this time. We currently plan to provide fiscal 2007 annual guidance in July upon completion of the review of our operations. In 2007, we will reinvest all of the $70 million in savings realized from our 2006 streamlining initiatives, primarily in marketing and in-store activities supporting our key brands. We will also continue our retail expansion strategy and plan to open 100 — 125 specialty retail stores globally, with the majority of the store openings focused on the Juicy Couture, Lucky Brand, Mexx and Kate Spade formats.
We have also reviewed our quarterly guidance policy and have determined that we will no longer provide quarterly guidance. We will, however, continue to provide annual guidance. We believe this approach is consistent with management’s focus on sustainable long-term revenue and earnings growth generation. We remain committed to providing the investment community information regarding our corporate strategy and key drivers of long-term financial performance.
Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kensie, Kensiegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Realities, Sigrid Olsen, Soul by Curve, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names. The initial term of the license agreement expired on December 31, 2006 and the Company is currently in discussions with the licensor for the renewal of the agreement for an additional term.
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2007 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to reduce product cycle-time and costs and meet customer demands; risks associated with selling our Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks associated with realignment of responsibilities among the Company’s management team; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with its employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2006 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Financial tables attached

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)
(Unaudited)

	13 weeks ended		13 weeks ended
	December 30,	% of	December 31,	% of
	2006	Sales	2005	Sales
Net Sales	$1,328,568	100.0%	$1,199,588	100.0%
Cost of Goods Sold	682,736	51.4%	623,369	52.0%

Gross Profit	645,832	48.6%	576,219	48.0%

Selling, general & administrative expenses	522,903	39.4%	446,508	37.2%

Restructuring (gain)	—	0.0%	(389)	(0.0%)

Operating Income	122,929	9.3%	130,100	10.8%

Other income (expense), net	2,277	0.2%	(730)	(0.1%)

Interest expense, net	(8,257)	(0.6%)	(8,174)	(0.7%)

Income Before Provision for Income Taxes	116,949	8.8%	121,196	10.1%

Provision for Income Taxes	43,786	3.3%	42,903	3.6%

Net Income	$73,163	5.5%	$78,293	6.5%

Weighted Average Common Shares Outstanding	101,035		104,686

Basic Earnings per Common Share	$0.72		$0.75

Weighted Average Common Shares and Share Equivalents Outstanding	102,657		105,956

Diluted Earnings per Common Share	$0.71		$0.74

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)

	52 weeks ended		52 weeks ended
	December 30,	% of	December 31,	% of
	2006	Sales	2005	Sales
Net Sales	$4,994,318	100.0%	$4,847,753	100.0%
Cost of Goods Sold	2,606,853	52.2%	2,549,396	52.6%

Gross Profit	2,387,465	47.8%	2,298,357	47.4%

Selling, general & administrative expenses	1,951,388	39.1%	1,773,627	36.6%

Restructuring (gain)	—	0.0%	(610)	(0.0%)

Operating Income	436,077	8.7%	525,340	10.8%

Other income (expense), net	5,357	0.1%	(2,264)	(0.0%)

Interest expense, net	(34,898)	(0.7%)	(31,798)	(0.7%)

Income Before Provision for Income Taxes	406,536	8.1%	491,278	10.1%

Provision for Income Taxes	151,851	3.0%	173,912	3.6%

Net Income	$254,685	5.1%	$317,366	6.5%

Weighted Average Common Shares Outstanding	101,989		106,354

Basic Earnings per Common Share	$2.50		$2.98

Weighted Average Common Shares and Share Equivalents Outstanding	103,483		107,919

Diluted Earnings per Common Share	$2.46		$2.94

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.23		$0.23

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands except per common share data)
(Unaudited)
The following is a reconciliation of Net Income to Net Income Excluding Streamlining Initiatives:

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net Income	$73,163	$78,293	$254,685	$317,366

Income Tax Provision	43,786	42,903	151,851	173,912
Interest Expense, net	8,257	8,174	34,898	31,798
Other (Income) Expense, net	(2,277)	730	(5,357)	2,264

Operating Income	122,929	130,100	436,077	525,340

Streamlining Initiatives Expenses (1)	37,113	—	86,701	—

Operating Income Excluding Streamlining Initiatives	$160,042	$130,100	$522,778	$525,340

Other Income (Expense), net	2,277	(730)	5,357	(2,264)
Interest Expense, net	(8,257)	(8,174)	(34,898)	(31,798)
Income Tax Provision	(57,619)	(42,903)	(184,471)	(173,912)

Net Income Excluding Streamlining Initiatives	$96,443	$78,293	$308,766	$317,366

Basic Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.95	$0.75	$3.03	$2.98

Diluted Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.94	$0.74	$2.99	$2.94

(1)	The Company announced its streamlining initiatives in February 2006. In the 13 weeks ended December 30, 2006, the Company recorded expenses related to its streamlining initiatives of $23.2 million ($37.1 million pretax) or $0.23 per share. In the 52 weeks ended December 30, 2006, the Company recorded expenses related to its streamlining initiatives of $54.4 million ($86.7 million pretax) or $0.53 per share.

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)

	December 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$185,645	$328,527
Marketable securities	9,451	14,638
Accounts receivable – trade, net	499,012	415,849
Inventories, net	593,445	536,296
Deferred income taxes	60,627	47,688
Other current assets	121,937	113,539

Total Current Assets	1,470,117	1,456,537

Property and Equipment, Net	581,992	494,693
Goodwill and Intangibles, Net	1,421,821	1,190,582
Other Assets	21,838	10,224

Total Assets	$3,495,768	$3,152,036

Liabilities and Stockholders’ Equity
Current Liabilities	$673,922	$607,739
Long-Term Debt and Obligations Under Capital Leases	570,469	417,833
Other Non-Current Liabilities	63,565	66,692
Deferred Income Taxes	54,571	54,170
Minority Interest	3,260	2,896
Stockholders’ Equity	2,129,981	2,002,706

Total Liabilities and Stockholders’ Equity	$3,495,768	$3,152,036

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)

	52 weeks ended	52 weeks ended
	December 30, 2006	December 31, 2005
Cash Flows from Operating Activities:
Net income	$254,685	$317,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,403	127,508
Streamlining initiatives; asset write-down	2,831	—
Loss on asset disposals	19,996	—
Deferred income taxes	(9,848)	1,824
Share-based compensation	22,686	23,688
Tax benefit on exercise of stock options	7,852	5,779
Gain on sale of securities	(3,583)	—
Gain on sale of property and equipment	(1,789)	—
Restructuring gain	—	(610)
Other, net	275	(23)
Change in assets and liabilities, exclusive of acquisitions:
(Increase) decrease in accounts receivable – trade, net	(56,788)	1,677
Increase in inventories, net	(26,557)	(3,472)
Increase in other current and non-current assets	(3,189)	(23,488)
Increase (decrease) in accounts payable	14,981	(3,861)
Increase in accrued expenses	19,109	5,280
Increase (decrease) in income taxes payable	12,973	(11,116)

Net cash provided by operating activities	394,037	440,552

Cash Flows from Investing Activities:
Purchases of investment instruments	(154)	(4,611)
Proceeds from sales of securities	8,054	—
Purchases of property and equipment	(168,667)	(140,295)
Proceeds from sales of property and equipment	5,711	—
Payments for acquisitions, net of cash acquired	(266,775)	(139,815)
Payments for in-store merchandise shops	(13,762)	(18,574)
Other, net	160	4,448

Net cash used in investing activities	(435,433)	(298,847)

Cash Flows from Financing Activities:
Short term borrowings	(30,214)	(7,389)
Principal payments under capital lease obligations	(3,338)	(5,871)
Commercial paper, net	82,075	—
Proceeds from exercise of common stock options	62,099	34,944
Purchase of common stock	(174,071)	(198,208)
Dividends paid	(23,091)	(23,847)
Excess tax benefits related to stock options	2,467	897
Proceeds from issuance of 5% euro Notes, net	445,099	—
Repayment of 6.625% euro Notes	(449,505)	—
Other, net	(1,292)	—

Net cash used in financing activities	(89,771)	(199,474)

Effect of Exchange Rate Changes on Cash	(11,715)	659

Net Change in Cash and Cash Equivalents	(142,882)	(57,110)
Cash and Cash Equivalents at Beginning of Period	328,527	385,637

Cash and Cash Equivalents at End of Period	$185,645	$328,527

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended	% to	13 weeks ended	% to
	December 30, 2006	Total	December 31, 2005	Total
NET SALES:
Wholesale Apparel	$683,363	51.5%	$647,112	53.9%
Wholesale Non-Apparel	203,722	15.3%	174,372	14.5%
Retail	429,200	32.3%	367,621	30.7%
Corporate	12,283	0.9%	10,483	0.9%

Total Net Sales	$1,328,568	100.0%	$1,199,588	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	December 30, 2006	Sales	December 31, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$40,792	6.0%	$52,854	8.2%
Wholesale Non-Apparel	33,735	16.6%	25,856	14.8%
Retail	37,683	8.8%	43,754	11.9%
Corporate	10,719	87.3%	7,636	72.8%

Total Operating Income	$122,929	9.3%	$130,100	10.8%

	13 weeks ended	% to	13 weeks ended	% to
	December 30, 2006	Total	December 31, 2005	Total
NET SALES:
Domestic	$967,763	72.8%	$873,119	72.8%
International	360,805	27.2%	326,469	27.2%

Total Net Sales	$1,328,568	100.0%	$1,199,588	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	December 30, 2006	Sales	December 31, 2005	Sales
OPERATING INCOME:
Domestic	$114,316	11.8%	$96,504	11.1%
International	8,613	2.4%	33,596	10.3%

Total Operating Income	$122,929	9.3%	$130,100	10.8%

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)

	52 weeks ended	% to	52 weeks ended	% to
	December 30, 2006	Total	December 31, 2005	Total
NET SALES:
Wholesale Apparel	$2,885,076	57.8%	$2,947,314	60.8%
Wholesale Non-Apparel	701,504	14.0%	650,873	13.4%
Retail	1,361,912	27.3%	1,207,388	24.9%
Corporate	45,826	0.9%	42,178	0.9%

Total Net Sales	$4,994,318	100.0%	$4,847,753	100.0%

	52 weeks ended	% of	52 weeks ended	% of
	December 30, 2006	Sales	December 31, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$254,128	8.8%	$323,555	11.0%
Wholesale Non-Apparel	103,171	14.7%	101,550	15.6%
Retail	41,463	3.0%	68,160	5.6%
Corporate	37,315	81.4%	32,075	76.0%

Total Operating Income	$436,077	8.7%	$525,340	10.8%

	52 weeks ended	% to	52 weeks ended	% to
	December 30, 2006	Total	December 31, 2005	Total
NET SALES:
Domestic	$3,599,383	72.1%	$3,586,048	74.0%
International	1,394,935	27.9%	1,261,705	26.0%

Total Net Sales	$4,994,318	100.0%	$4,847,753	100.0%

	52 weeks ended	% of	52 weeks ended	% of
	December 30, 2006	Sales	December 31, 2005	Sales
OPERATING INCOME:
Domestic	$360,810	10.0%	$417,838	11.7%
International	75,267	5.4%	107,502	8.5%

Total Operating Income	$436,077	8.7%	$525,340	10.8%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
13 weeks ended
December 30, 2006

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales	$683,363	$203,722	$429,200	$12,283	$1,328,568

Operating Income
As Reported:	$40,792	$33,735	$37,683	$10,719	$122,929

Streamlining Initiatives Expenses (1)	21,431	547	15,135	—	37,113

Adjusted Operating Income	$62,223	$34,282	$52,818	$10,719	$160,042

% of Sales	9.1%	16.8%	12.3%	87.3%	12.0%
13 weeks ended
December 31, 2005

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales	$647,112	$174,372	$367,621	$10,483	$1,199,588

Operating Income
As Reported:	$52,854	$25,856	$43,754	$7,636	$130,100

Streamlining Initiatives Expenses (1)	—	—	—	—	—

Adjusted Operating Income	$52,854	$25,856	$43,754	$7,636	$130,100

% of Sales	8.2%	14.8%	11.9%	72.8%	10.8%

(1)	The Company announced its streamlining initiatives in February 2006. For the 13 weeks ended December 31, 2005, there are no adjustments to operating income as reported.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
52 weeks ended
December 30, 2006

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$2,885,076	$701,504	$1,361,912	$45,826	$4,994,318

Operating Income
As Reported:	$254,128	$103,171	$41,463	$37,315	$436,077

Streamlining Initiatives Expenses (1)	52,210	5,950	28,541	—	86,701

Adjusted Operating Income	$306,338	$109,121	$70,004	$37,315	$522,778

% of Sales	10.6%	15.6%	5.1%	81.4%	10.5%
52 weeks ended
December 31, 2005

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$2,947,314	$650,873	$1,207,388	$42,178	$4,847,753

Operating Income
As Reported:	$323,555	$101,550	$68,160	$32,075	$525,340

Streamlining Initiatives Expenses (1)	—	—	—	—	—

Adjusted Operating Income	$323,555	$101,550	$68,160	$32,075	$525,340

% of Sales	11.0%	15.6%	5.6%	76.0%	10.8%

(1)	The Company announced its streamlining initiatives in February 2006. For the 52 weeks ended December 31, 2005, there are no adjustments to operating income as reported.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
13 weeks ended
December 30, 2006

	Domestic	International	Total

Net Sales	$967,763	$360,805	$1,328,568

Operating Income
As Reported:	$114,316	$8,613	$122,929

Streamlining Initiatives Expenses (1)	18,801	18,312	37,113

Adjusted Operating Income	$133,117	$26,925	$160,042

% of Sales	13.8%	7.5%	12.0%
13 weeks ended
December 31, 2005

	Domestic	International	Total

Net Sales	$873,119	$326,469	$1,199,588

Operating Income
As Reported:	$96,504	$33,596	$130,100

Streamlining Initiatives Expenses (1)	—	—	—

Adjusted Operating Income	$96,504	$33,596	$130,100

% of Sales	11.1%	10.3%	10.8%

(1)	The Company announced its streamlining initiatives in February 2006. For the 13 weeks ended December 31, 2005, there are no adjustments to operating income as reported.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following is a reconciliation of Operating Income to Adjusted Operating Income Excluding Streamlining Initiatives:
52 weeks ended
December 30, 2006

	Domestic	International	Total

Net Sales	$3,599,383	$1,394,935	$4,994,318

Operating Income
As Reported:	$360,810	$75,267	$436,077

Streamlining Initiatives Expenses (1)	51,392	35,309	86,701

Adjusted Operating Income	$412,202	$110,576	$522,778

% of Sales	11.5%	7.9%	10.5%
52 weeks ended
December 31, 2005

	Domestic	International	Total

Net Sales	$3,586,048	$1,261,705	$4,847,753

Operating Income
As Reported:	$417,838	$107,502	$525,340

Streamlining Initiatives Expenses (1)	—	—	—

Adjusted Operating Income	$417,838	$107,502	$525,340

% of Sales	11.7%	8.5%	10.8%

(1)	The Company announced its streamlining initiatives in February 2006. For the 52 weeks ended December 31, 2005, there are no adjustments to operating income as reported.